Exhibit 99.1

Press Release

December 5, 2011

Four Rivers announces entitlement to Renewable Obligation Certificates

Four Rivers BioEnergy Inc. (OTCQB:FRBE), which is developing a waste to energy plant in North East England under the trade name ‘Verta Energy’,  today issued a letter to shareholders from its Chief Executive Officer, Stephen Padgett, updating them on various matters relating to progress at its Verta plant.

In his letter Mr. Padgett announces that the UK energy regulator (OFGEM) has completed its analysis of the feedstock which Verta produces in its waste oil processing plant and which it will use to generate electricity and has confirmed that it constitutes ‘100% Biomass’.  Once Verta has installed OFGEM approved meters, it will be formally accredited to receive Renewable Obligation Certificates on the electricity that it generates.

In his letter Mr. Padgett states “This is clearly excellent news, since it underpins the theoretical operational profitability of the proposed plant”.

The entire letter has been posted to the Company's web-site (http://www.riv4ers.com) under the Shareholder Letters section

About Four Rivers:

Four Rivers BioEnergy Inc. is focused on producing and selling energy (in the form of electricity) from sustainable waste and renewable feedstocks. The Company operates in the UK under the trade name Verta Energy.  Its business model involves the vertical integration of the energy production cycle from feedstock procurement and processing through to electricity generation and sale, all within one business model and on integrated industrial sites.  The Company is currently preparing itself for production at its first Integrated Waste to Energy Plant on an industrial site in the UK, which it acquired in 2009. Its medium term aims are to replicate this business model in other geographical regions in the USA, Europe and internationally.

To find out more about Four Rivers BioEnergy Inc (OTCQB: FRBE), visit its website at http://www.riv4ers.com

Important Notice

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, obtaining the additional permits and licences required to operate the facility and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

Contacts:

Stephen Padgett, Chief Executive Officer

Martin Thorp, Chief Financial Officer

Tel: +44 (0)1642 674085

Fax: +44 (0)1642 674415

Email: stephenpadgett@riv4ers.com  / martinthorp@riv4ers.com

SOURCE: Verta Energy